Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Tahoe Resources Inc. and subsidiaries and the effectiveness of Tahoe Resources Inc. and subsidiaries’ internal control over financial reporting dated February 22, 2018 appearing in the Annual Report on Form 40-F of Tahoe Resources Inc. for the year ended December 31, 2017 and incorporated by reference in the Current Report on Form 6-K of Pan American Silver Corp. filed on December 6, 2018.

/s/ Deloitte LLP

Chartered Professional Accountants
Vancouver, Canada
February 22, 2019